UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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HOLOGIC, INC.
(Name of Registrant as Specified In Its Charter)
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February 11, 2016
To Our Stockholders:
On March 2, 2016, we will be holding our 2016 Annual Meeting of Stockholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.
Institutional Shareholder Services Inc. (“ISS”), a proxy advisory firm, has issued a recommendation that stockholders withhold their votes for two of our directors nominated for re-election.
Policy on Executive Severance Agreements. ISS recommends a withhold vote against Sally W. Crawford, the Chair of our Compensation Committee, because it believes the Company’s response to a majority-supported stockholder proposal at our last annual meeting relating to executive severance arrangements was not sufficient. As discussed below in section 3, a number of our largest stockholders strongly endorsed the changes that we made regarding the severance agreement proposal.
ISS indicated three primary concerns with the policy adopted by the Compensation Committee.

1.
Stockholder ratification. As described in our proxy statement on page 10, in response to the majority-supported stockholder proposal, the Compensation Committee did adopt a Policy on Executive Severance Arrangements. This policy limits the severance benefits under any new severance or employment agreements entered into with an executive officer to 2.99 times the sum of the executive officer’s base salary plus non-equity incentive plan payment or other annual non-equity bonus or award without stockholder approval. What this means is that, if the Company does enter into an arrangement in excess of these limits, stockholder ratification of the agreement would be required. This stockholder ratification requirement is also described in the full text of the Policy on Executive Severance Arrangements, a copy of which is attached to this letter as Exhibit A.

In its recommendation, ISS states that “the company’s new policy does not go as far as to require shareholder ratification of any arrangements that would provide severance in excess of the proposal’s limits” and “the board’s policy does not require shareholder approval of anything in excess of the defined amount.” This interpretation is incorrect, as described in the proxy statement and further evidenced in the attached policy.

2.
Acceleration of equity. The second issue ISS has with the policy adopted by the Compensation Committee is that the value of acceleration of equity is not included in the calculation of benefits. As described in the proxy statement, the Compensation Committee is committed to maintaining an executive compensation program that is aligned with the interests of the Company’s stockholders. Our severance agreements do not provide for accelerated vesting of equity. Our change of control agreements do provide for acceleration of equity, but only with the more stringent double trigger requirement that our stockholders strongly prefer.

Securing the vesting of our senior executives’ equity awards in connection with a change of control enables our executives to avoid distractions and potential conflicts of interests that could otherwise arise when a potential change of control transaction is being considered. This permits our leadership team to remain focused on protecting stockholder interests and maximizing stockholder value during the course of any such transaction. Additionally, the Company’s ability to manage through leadership changes over the past two years and ultimately build the exceptional management team we have today was due in large part to our having the full complement of compensation tools available and the flexibility to use them. The Compensation Committee believes that the Policy on Executive Severance Arrangements appropriately balances the concern of stockholders with continued alignment of our compensation policies with stockholder interests.

3.
Stockholder engagement. Finally, ISS states that investors would benefit from details regarding stockholder feedback on the board’s actions taken in response to the severance agreement proposal. ISS also notes that the proxy does not give details on stockholder feedback, and specifically does not indicate whether stockholders viewed the board’s actions as sufficiently responsive to the stockholder proposal. In light of this ISS observation, the Company provides the following further information regarding stockholder feedback.

In conversations with a number of the Company’s largest stockholders in the fall of 2015, the Company received feedback that was extremely positive. Stockholders expressed their understanding of the board’s balancing of considerations in responding to the severance agreement proposal and fully supported the board’s approach regarding this stockholder proposal. No stockholder with whom we engaged took issue with the board’s response to the stockholder proposal relating to executive severance arrangements.

The Company believes the ISS recommendation to withhold a vote for the Chair of our Compensation Committee is based on an erroneous reading of the proxy disclosure relating to stockholder ratification requirements. Additionally, we have provided above further disclosure relating to the positive stockholder feedback relating to the actions taken to address the stockholder proposal on executive severance arrangements. The Company’s position as it relates to the acceleration of equity vesting upon a change-in-control is clearly described in the proxy statement and was supported by numerous stockholders.
In assessing whether or not to vote FOR Ms. Crawford, we ask that stockholders consider the basis of the ISS recommendation as well as the analysis set forth on page 10 of the proxy statement regarding why the Policy on Executive Severance Arrangements adopted by the Compensation Committee makes sense for the Company and its stockholders as we look to continue to position the Company for long-term success.
Director Attendance. ISS also recommends a “withhold” vote for Samuel Merksamer due to the fact that he attended less than 75% of all meetings of the board and the committees on which he serves. Mr. Merksamer serves on the Compensation Committee as well as the Corporate Development Committee. As disclosed in the proxy statement, these two committees had meetings scheduled simultaneously on occasion. The board recognizes this is an issue and has reconstituted the committees, effective following the Annual Meeting, to eliminate the Corporate Development Committee and reduce the number of directors serving on each committee to three. Each non-employee director will serve on only one standing committee. This approach should enable directors to fully focus on the specific committee on which they serve and also will preclude any attendance issues resulting from overlapping meetings.
In assessing whether or not to vote FOR Mr. Merksamer, we ask that stockholders consider the unfortunate overlap of committee meetings and the steps the board has taken to prevent such overlap from occurring in the future.
Conclusion. The Company is committed to good corporate governance, which we believe will help us sustain our success and build long-term stockholder value. We value stockholder input and the board considers stockholder perspectives as well as the interests of all stakeholders when formulating governance practices and designing compensation programs. The board believes that the Policy on Executive Severance Arrangements adopted in response to the stockholder proposal appropriately balances the concern of stockholders with the continued alignment of our compensation policies with stockholder interests, a view which is shared by the stockholders with whom the Company met this past fall.
We ask that you vote FOR Ms. Crawford and FOR Mr. Merksamer, and we thank you for your consideration and continued support.

Stockholders can obtain the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by Hologic with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at Hologic’s website at www.hologic.com. In addition, stockholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Corporate Secretary at Hologic, 250 Campus Drive, Marlborough, MA 01752. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Hologic’s stockholders is available in the definitive proxy statement filed on Schedule 14A with the SEC on Wednesday, January 20, 2016.

Exhibit A
Policy on Executive Severance Agreements
The Company will not enter into any new employment agreement or severance agreement with an executive officer (as defined by Rule 3b-7 of the Securities Exchange Act of 1934) that provides for severance benefits exceeding 2.99 times the sum of the executive's base salary plus non-equity incentive plan payment or other annual non-equity bonus or award, without seeking shareholder ratification of the agreement. "Severance benefits" include:

•	Payments in connection with the termination of the executive's employment (including payments in lieu of medical and other benefits)

•	Payments for any consulting services

•	Payments to secure an agreement not to compete with Hologic

•	Payments or benefits that are not generally available to similarly situated management employees

•	Payments in excess of, or outside of, the terms of a plan or policy

•	Payments to offset tax liability in respect of any of the foregoing
The determination of all such severance benefits shall be the estimated present value of any such payments or awards. For the avoidance of doubt, the term “severance benefits” will not include (i) payments under the Company’s retirement plans based upon amounts contributed annually by the employee or the Company to any such plans, including any amounts earned, or deemed earned, on the amounts contributed to any such plan; or (ii) the value of accelerated vesting of any outstanding equity awards.
This Policy shall be interpreted and construed by the Compensation Committee of the Board of Directors of the Company, and shall be reviewed no less than annually by such Committee.

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